Exhibit 4.2

SIXTH SUPPLEMENTAL INDENTURE
SIXTH SUPPLEMENTAL INDENTURE (this “Sixth Supplemental Indenture”) dated as of May 26, 2017, among Pentair, Inc., a Minnesota corporation (the “Company”), Pentair plc, an Irish public limited Company (“Successor Parent Guarantor”), Pentair Investments Switzerland GmbH, a Swiss Gesellschaft mit beschränkter Haftung (“SwissCo”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), under the Indenture referred to below.
W I T N E S S E T H

WHEREAS, the Company and the Trustee have heretofore executed and delivered a senior indenture (the “Base Indenture”), dated as of May 2, 2011, providing for the issuance by the Company from time to time of its debt securities to be issued in one or more series, supplemented by (i) the first supplemental indenture (the “First Supplemental Indenture”), dated as of May 9, 2011, among the Company, the guarantors listed on the signature pages thereto and the Trustee, providing for the issuance of an aggregate principal amount of up to $500,000,000 of 5.000% Senior Notes due 2021 (the “Notes”), (ii) the second supplemental indenture (the “Second Supplemental Indenture”), dated as of October 31, 2011, among the Company, the guaranteeing subsidiaries listed on the signature pages thereto and the Trustee, providing for the guarantee of all of the Company’s Obligations under the Notes and the Indenture by the guaranteeing subsidiaries, (iii) the third supplemental indenture (the “Third Supplemental Indenture”), dated as of October 1, 2012, among the Company, Pentair Ltd., as predecessor to Successor Parent Guarantor (the “Initial Parent Guarantor”), and the Trustee, providing for the guarantee of certain of the Company’s Obligations under the Notes and the Indenture by the Initial Parent Guarantor, (iv) fourth supplemental indenture (the “Fourth Supplemental Indenture”), dated as of December 17, 2012, among the Company, the Initial Parent Guarantor and the Trustee, providing for the deletion of certain provisions in the Base Indenture and First Supplemental Indenture and (v) the fifth supplemental indenture (the “Fifth Supplemental Indenture” and, collectively with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and this Sixth Supplemental Indenture, the “Indenture”), dated as of May 20, 2014, among the Company, the Initial Parent Guarantor, the Successor Parent Guarantor, SwissCo and the Trustee, providing for the assumption by the Successor Parent Guarantor of the Initial Parent Guarantor’s obligations as a guarantor and adding SwissCo as an additional guarantor of all of the Company’s Obligations under the Notes;
WHEREAS, on September 28, 2012 and pursuant to Section 10.3(b)(4) of the Base Indenture, all guarantors of the Notes at such time other than the Initial Parent Guarantor were unconditionally released and discharged from all obligations under the Indenture and the guarantees thereunder;
WHEREAS, pursuant to Section 9.2 of the Base Indenture, the Company, Successor Parent Guarantor, SwissCo and the Trustee may amend or supplement the Indenture with the consent of the Holders of a majority in principal amount of the outstanding Notes;
WHEREAS, the Company has made a tender offer to purchase the Notes for cash (the “Tender Offer”);
WHEREAS, in connection with the Tender Offer, the Company seeks to obtain the consent of the Holders of a majority in principal amount of the outstanding Notes to amend the Indenture as set forth herein; and

WHEREAS, subject to, among other things, (i) the consent of the Holders of a majority in principal amount of the outstanding Notes and (ii) the Holders that tender Notes pursuant to the Tender Offer not being subject to proration (as described in the Tender Offer’s Offer to Purchase), this Sixth Supplemental Indenture and the amendments set forth herein will be authorized pursuant to Section 9.2 of the Base Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Successor Parent Guarantor, the Company, SwissCo and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.Capitalized Terms. Capitalized definitional terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.Amendments. Subject to Section 3 below, with respect to all outstanding Notes (but not with respect to any other series of debt securities under the Base Indenture):

(a)Sections 3.5, 3.6, 4.1, 6.1(3), 6.1(4) and 10.6 of the Base Indenture and Sections 4.01 and 6.03 of the First Supplemental Indenture are hereby deleted (including any references to such sections included elsewhere in the Base Indenture), and each of the Company, Successor Parent Guarantor and SwissCo is hereby released from its obligations under such Sections;

(b)Any failure by the Company, Successor Parent Guarantor or SwissCo to comply with the terms of any of the foregoing Sections of the Indenture (whether before or after the execution of this Sixth Supplemental Indenture) shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequences under the Indenture; and

(c)All terms defined or listed in Section 1.1 or Section 1.2 of the Base Indenture or Section 1.01 or Section 1.02 of the First Supplemental Indenture that appear only in the sections of the Indenture deleted by this Sixth Supplemental Indenture are hereby deleted.

For the avoidance of doubt, the rights of the Holders of the Notes are modified by this Sixth Supplemental Indenture, the provisions of which shall be controlling in the event of any conflict between such provisions and any provisions set forth in the Notes.
3.Effectiveness and Operability. This Sixth Supplemental Indenture shall become effective upon execution by each of the Company, Successor Parent Guarantor, SwissCo and the Trustee; provided, however, that Section 2 of this Sixth Supplemental Indenture will not become operative until the later of (a) the close of business on the final settlement date of the Tender Offer and (b) the time and date that the following conditions precedent are met: (i) the Company accepts for purchase all Notes properly tendered and not validly withdrawn pursuant to the Tender Offer and the amount of Notes purchased was not subject to proration and (ii) the Company has received consents sufficient to amend the Indenture pursuant to the terms of Section 9.2 of the Base Indenture in connection with the Tender Offer and such consents have not been revoked before the expiration of the Tender Offer solely pursuant to the terms of the Tender Offer.

4.Ratification of Indenture; Sixth Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Sixth Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.New York Law to Govern. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SIXTH SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.Counterparts. The parties may sign any number of copies of this Sixth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Sixth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Sixth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Sixth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes

7.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8.The Trustee. In carrying out the Trustee's responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible for and makes no representations as to (i) the validity or sufficiency of this Sixth Supplemental Indenture or of the Notes, (ii) the proper authorization hereof by Successor Parent Guarantor, the Company and SwissCo by action or otherwise, (iii) the due execution hereof by Successor Parent Guarantor, the Company and SwissCo or (iv) the consequences of any amendment herein provided for,

9.Enforceability. Each of the Company, Successor Parent Guarantor and SwissCo hereby represents and warrants that this Sixth Supplemental Indenture is the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

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IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

COMPANY:
Pentair, Inc.

By: /s/ Mark C. Borin
Name: Mark C. Borin
Title: President and Treasurer

SUCCESSOR PARENT GUARANTOR:
Pentair plc

By: /s/ Mark C. Borin
Name: Mark C. Borin
Title: Senior Vice President, Chief Accounting Officer and Treasurer

GUARANTOR
Pentair Investments Switzerland GmbH

By: /s/ Mark C. Borin
Name: Mark C. Borin
Title: Managing Director

By: /s/ Julien Lugon-Moulin
Name: Julien Lugon-Moulin
Title: Director

TRUSTEE:
Wells Fargo Bank, National Association, as Trustee

By: /s/ David Pickett
Name: David Pickett
Title: Assistant Vice President